UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 7, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 7, 2007, Maxim Integrated Products, Inc. ("Maxim") received an additional Nasdaq Staff Determination notice indicating that Maxim is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As expected, the notice was issued in accordance with Nasdaq procedures due to the delayed filing of Maxim's Quarterly Report on Form 10-Q for the fiscal quarter ended March 24, 2007. This notice is routinely issued to all Nasdaq-listed companies when required periodic filings have not been made with the SEC on a timely basis.

As previously announced, Maxim was informed by the Nasdaq Listing and Hearing Review Council (the "Listing Council") that it had determined to call the Nasdaq Listing Qualifications Panel's (the "Panel") January 19, 2007 decision (the "Panel Decision") for review, as contemplated by Nasdaq Marketplace Rule 4807(b), and had also stayed any future action by the Panel to suspend Maxim's securities from trading on Nasdaq pending further review by the Listing Council. The Listing Council's action was in response to Maxim's request for it to review the Panel Decision. On May 4, 2007, Maxim submitted additional information to the Listing Council to consider in its review.

Maxim issued a press release on May 10, 2007 disclosing its receipt of this additional Nasdaq Staff Determination notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:
Exhibit No.	Description
99.1	Text of press release issued by Maxim Integrated Products, Inc. dated May 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Alan Hale Alan Hale Vice President and Chief Financial Officer

Date: May 11, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of press release issued by Maxim Integrated Products, Inc. dated May 10, 2007. PDF provided as a courtesy